Exhibit 15

[Letterhead of Deloitte & Touche LLP]

 Deloitte &
 Touche LLP
____________                      _________________________________________
                                  Suite 900        Telephone (313) 396-3000
                                  600 Renaissance Center
                                  Detroit, Michigan  48243-1704



October 24, 1994


Chrysler Financial Corporation
27777 Franklin Road
Southfield, Michigan

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Chrysler Financial Corporation (a subsidiary of Chrysler Corporation) and its consolidated subsidiaries for the periods ended March 31, 1994 and 1993, June 30, 1994 and 1993 and September 30, 1994 and 1993, as indicated in our reports dated April 19, 1994, July 14, 1994 and October 11, 1994, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994 and September 30, 1994 and included in your Reports on Form 8-K dated April 19, 1994, July 14, 1994 and October 11, 1994, are incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Section 7 and 11 of that Act.


/s/ Deloitte & Touche LLP



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Deloitte Touche
Tohmatsu
International
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